Exhibit 10.3

Aimmune therapeutics, inc.

Non-Employee DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Aimmune Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”), which is being adopted pursuant to the Board’s resolutions on July 24, 2015, as subsequently revised by the Compensation Committee of the Board on May 10, 2017, May 23, 2018 and May 22, 2019.  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time, without advance notice, in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.  This Program, as revised herein, shall be effective as of May 22, 2019 (the “Effective Date”).

1.Cash Compensation.

(a)Annual Retainers.  Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board.

(b)Additional Annual Retainers.  In addition, a Non-Employee Director shall receive the following annual retainers:

(i)Chairman of the Board.  A Non-Employee Director serving as Chairman of the Board shall receive an additional annual retainer of $30,000 for such service.

(ii)Audit Committee.   A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iii)Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.  A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iv) Nominating and Corporate Governance Committee.   A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(iv) Research and Development Committee.   A Non-Employee Director serving as Chairperson of the Research and Development Committee shall receive an additional annual retainer of $11,000 for such service.  A Non-Employee Director serving as a member of the Research and Development Committee (other than the Chairperson) shall receive an additional annual retainer of $5,500 for such service.

(c)Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall b

e earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth (15th) day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2.Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2015 Equity Incentive Award Plan, as amended from time to time, or any other applicable Company equity incentive plan then-maintained by the Company (in any case, the “Equity Plan”) and shall be evidenced by the execution and delivery of award agreements in substantially the forms approved by the Board from time to time.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan.

(a)Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall automatically be granted, on the date of such initial election or appointment, an option (an “Initial Option”) to purchase shares of the Company’s common stock (“Shares”) having a grant date fair value of $225,000, calculated based on the 30-day average closing price of the Shares as of the trading day immediately preceding the date of grant and using assumptions published in the Company’s most recent periodic report as of the date of grant and a number of restricted stock units calculated by dividing $225,000 by the 30-day average closing price of a Share as of the trading day immediately preceding the date of grant (the “Initial RSUs” and, together with the Initial Option, the “Initial Award”). No Non-Employee Director shall be granted more than one Initial Award.

(b)Subsequent Awards.  A Non-Employee Director who (i) has been serving on the Board immediately prior to any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted, on the date of such annual meeting, an option (a “Subsequent Option”) to purchase Shares having a grant date fair value of $132,500, calculated based on the 30-day average closing price of the Shares as of the trading day immediately preceding the date of grant and using assumptions published in the Company’s most recent periodic report as of the date of grant, and that number of RSUs calculated by dividing $132,500 by the 30-day average closing price of a share as of the trading day immediately preceding the date of grant (“Subsequent RSUs” and, together with a Subsequent Option, a “Subsequent Award”).

(c)Termination of Service of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.

(d)Terms of Awards Granted to Non-Employee Directors

(i)Exercise Price.  The per Share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a Share on the date the option is granted.

(ii)Vesting.  Subject to Section 2(d)(iii) below, each Initial Option shall vest and become exercisable in thirty-six (36) substantially equal installments on each monthly anniversary of the date of grant and each award of Initial RSUs shall vest in respect of 1/3rd of the total number of RSUs subject to the grant on each of the first three anniversaries of the date of grant, in each case, subject to the Non-Employee Director continuing to provide services to the Company through each such vesting date.  Subject to Section 2(d)(iii) below, each Subsequent Award shall vest and, in the case of a Subsequent Option, become exercisable in full on the earlier of the one year anniversary of the date of grant and the next annual meeting of the Company’s stockholders after the grant date, subject to the Non-Employee Director continuing to provide services to the Company through such vesting date.

(iii)	Accelerated Vesting.

(A) Termination Due to Death or Disability.  In the event that any Non-Employee Director incurs a Termination of Service (as defined in the Equity Plan) due to such Non-Employee Director’s death or Disability (as defined below), each of such Non-Employee Director’s Initial Award and Subsequent Award(s), along with any other stock options or other equity-based awards held by such Non-Employee Director, shall vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the Shares subject thereto upon such Termination of Service.  For purposes of this Program, “Disability” shall mean a permanent and total disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(B)Change in Control.  In the event that a Change in Control (as defined in the Equity Plan) occurs, each Initial Award and Subsequent Award, along with any other stock options or other equity-based awards held by any Non-Employee Director, shall vest and, if applicable, become exercisable with respect to one hundred percent (100%) of the Shares subject thereto as of immediately prior to such Change in Control.

(iv)Term.  The term of each stock option granted to a Non-Employee Director shall be ten (10) years from the date the option is granted.

3.

Reimbursements.  The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

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